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                                                                    EXHIBIT 11.1

                      APACHE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            1995              1994               1993
                                                       -------------      -------------       ------------
Weighted Average Calculation:
-----------------------------

Net income                                             $      20,207      $      45,583       $     46,755
                                                       =============      =============       ============

Weighted average shares outstanding                           71,792             69,715             62,013
                                                       =============      =============       ============

Net income per share,
  based on weighted average
  shares outstanding                                   $         .28      $        .65        $        .75
                                                       =============      =============       ============


Primary Calculation:
--------------------

Net income                                             $      20,207      $      45,583       $     46,755

Assumed conversion of
  3.93-percent debentures                                      2,162              2,121              2,145
                                                       -------------      -------------       ------------

Net income, as adjusted                                $      22,369      $      47,704       $     48,900
                                                       =============      =============       ============

Common stock equivalents:
Weighted average shares outstanding                           71,792             69,715             62,013

Stock options, using the treasury
   stock method                                                  106                115                242

Common stock equivalents
  assuming conversion of 3.93-percent
  debentures                                                   2,778              2,778              2,778
                                                       -------------      -------------       ------------

                                                              74,676             72,608             65,033
                                                       =============      =============       ============

Net income per common share primary                    $         .28      $         .65       $        .75
                                                       =============      =============       ============

The assumed conversion of other convertible debt would be insignificant or antidilutive for all the periods presented above.